Exhibit 10.1

FIFTH AMENDMENT TO THE
ANALOG DEVICES, INC. AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN
(EFFECTIVE AS OF JANUARY 1, 2009)
WHEREAS, Analog Devices, Inc. (the “Company”) maintains the Analog Devices, Inc. Amended and Restated Deferred Compensation Plan (effective as of January 1, 2009) (the “Plan”);
WHEREAS, pursuant to Section 9.1 of the Plan, the Company reserves the right by action to amend the Plan upon the terms and conditions therein respectively set forth; and
NOW, THEREFORE, the Plan, as previously amended, is hereby amended by this Fifth Amendment, effective as of June 01, 2021 (the “Effective Date”), to clarify certain provisions related to the operation of the Plan and conform its operation in accordance with Section 409A of the United States Internal Revenue Code of 1986, as amended, and the regulations and guidance provided thereunder.
1.As of the Effective Date, Sections 2.28 and 2.29 of the Plan shall be and hereby are deleted in their entirety and replaced with the following:
“2.28.
‘Retirement’ means a Separation from Service of a Participant who has reached age 62 and completed (i) 10 years of vesting service under the Company’s TIP as an employee, or (ii) 10 years of service from the date of initial election as a non-employee member of the Board; to avoid doubt, a Participant who has joined the Company as a result of a purchase, merger or similar transaction, will have his or her years of service determined by including those years of service performed for the purchased or merged entity prior to the closing of the transaction.
2.29.
‘Section 409A’ means Section 409A of the Code and the regulations issued thereunder, as modified from time to time. Certain rules regarding Plan operation in accordance with Section 409A are set forth on Schedule A.”
2.As of the Effective Date, Section 6.5 of the Plan shall be and hereby is amended by adding the following sentence to the end thereof:
“Key rules for determining ‘specified employee’ status are set forth on Schedule A.”
3.As of the Effective Date, Schedule A of the Plan shall be and hereby is amended by deleting item #4 in its entirety and replacing it with the following:

“4.    “Separation from Service” or “Separates from Service” means the termination of services provided to an Employer, whether voluntarily or involuntarily, as determined by the Committee in accordance with Treasury Regulation Section 1.409A-1(h). To avoid doubt, the transfer of an Eligible Employee from his Employer to another Employer shall not constitute a “Separation from Service.” See “Certain Procedural Rules” in this Schedule A, below.”
4.As of the Effective Date, Schedule A of the Plan shall be and hereby is amended by adding the following “Certain Section 409A Rules” to the end of the Section entitled “Certain Procedural Rules,” as follows:
“Certain Section 409A Rules
Determining ‘Specified Employees’.
Whether a Participant is considered to be a key employee or specified employee shall be at all times determined in accordance with Treas. Reg. Section 1.409A-1(i). In accordance with Treas. Reg. Section 1.409A-1(i)(3), the “Specified Employee Identification Date” shall be December 31 of each year. The Specified Employee Identification Date is used to determine all specified employees as of the “Specified Employee Effective Date.”
In accordance with Treas. Reg. Section 1.409A-1(i)(4), the “Specified Employee Effective Date” shall be April 1 of each year.
The foregoing rules mean that each year the Company will establish the specified employee list as of December 31. Those individuals who are determined to be specified employees on the Specified Employee Identification Date shall be considered to be specified employees for the period commencing as of the next April 1st following the Specified Employee Identification Date and shall remain specified employees until the next following March 31.
Determining Whether a Separation from Service Has Occurred.
Whether a Separation from Service has occurred is determined in accordance with Treas. Reg. Section 1.409A-1(h). Participants will be deemed to have incurred a Separation from Service in all instances in which a termination of employment has occurred, subject to the rules set out below.
Participants who terminate service and, as part of such termination, are placed on “garden leave” or some similar status during which no services will be provided to the Company or after which it is not anticipated that the Participant shall return to active service, shall be deemed to have a Separation from Service on the last day of active service (i.e., the day preceding the day the garden leave commences).
The following rules shall apply to Participants who terminate employment but agree, as part of such termination, to provide services to the Company (either as a consultant, employee or otherwise) after the termination:
•Participants who work less than 20% of the time they worked while “actively employed” (based on the 36-month average preceding the termination date), shall be deemed to have a Separation from Service on the last day of active service (i.e., the last day in which they worked the same number of hours they worked while actively employed);
•Participants who work more than 50% of the time they worked while actively employed (based on the 36-month average preceding the termination date), shall be deemed not to have a Separation from Service on the last day of active service but shall have a Separation from Service on the last day they cease providing services to the Company at a rate of at least 50% of the time they worked while actively employed; and
•For Participants who work more than 20% but less than 51% of the time they worked while actively employed (based on the 36-month average preceding the termination date), there shall be no presumption and the determination of the Separation from Service date shall be made by the Company, in its sole discretion, using a facts and circumstances test consistent with the requirements of Treas. Reg. Section 1.409-1(h).
Any agreement between a terminated Participant and the Company for the provision of post-active service employment or engagement, shall clearly state whether the Participant will be providing services during the post-termination consulting or similar period and an estimate of the number of hours that services will be provided. The Participant is solely responsible for ensuring that the percentages described above are met or observed and for retaining such evidence of such service that the Internal Revenue Service (or other taxing agency) may require.
The following example illustrates the foregoing:
1.Barbara Jones is determined to be a Specified Employee as of December 31, 2020. She will be considered a specified employee from April 1, 2021 until March 31, 2022. On December 31, 2021, it is determined that Barbara Jones is no longer a specified employee. Accordingly, she will remain a specified employee until March 31, 2022 (based on the December 31, 2020 designation) but will not be a Specified Employee during the period April 1, 2022 to March 31, 2023.

2.Barbara Jones and the Company have determined that she will terminate her employment on June 1, 2021. As part of their separation agreement, it is agreed that she will provide advice to the Company for 1 day a week for a period of six months following her termination from active service. Because the level of anticipated service is 20%, Ms. Jones’ Separation from Service date will be June 1, 2021. (Note that if Ms. Jones is a specified employee, payments from the Plan will occur or commence six months after the Separation from Service date. See #1 above.)
3.The same facts as set forth in #2 above apply except that Ms. Jones will be providing actual services for more than 50% of the time during the six-month period. As such, her Separation from Service will be at the end of the six-month period that she provides services for purposes of the Plan.
4.The same facts as set forth in #2 apply except that it is anticipated that Ms. Jones will be working between 20% and 50% of the time. No presumption will apply with respect to the Separation from Service date. Rather, an analysis will be done to determine whether actual services for which Ms. Jones is compensated are provided at the levels indicated.”
Except as otherwise expressly amended herein, the Plan is ratified and confirmed and shall continue in full force and effect.
IN WITNESS WHEREOF, the Board of Directors of the Company by an appropriate vote in accordance with the Plan’s Administrative Procedures has caused this Amendment to be effective as of June 01, 2021. The signature of the Chairman of the Board of Directors below shall be evidence of such vote.

ANALOG DEVICES, INC.

By:	/s/ Ray Stata
Ray Stata, Chairman of the Board of Directors
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